Exhibit 99.2

Q & A
February 14, 2017

1.	What did the District Court decide?
On February 8, 2017, the U.S. District Court for the District of Columbia issued an order enjoining the proposed merger between Cigna Corporation and Anthem, Inc.  Judge Jackson's decision to block the merger was based on numerous factual determinations, including:
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National Accounts:  Judge Jackson found that the merger would result in a level of market concentration that would be presumptively unlawful in the market for national accounts in the 14 states where Anthem is the Blue Cross Blue Shield licensee.  She also concluded that the merger would result in higher prices for the ASO insurance that Anthem and Cigna sell and that it would have other anticompetitive effects, including eliminating the two firms' vigorous competition against each other for national accounts and diminishing the prospects for innovation in the market.

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Blue Cross Blue Shield Association:  Judge Jackson found that the entities organized under the Blue Cross Blue Shield Association, including Anthem "work together to win national business" and that Anthem's intention to "rebrand" Cigna customers as Blue customers – to ensure that Anthem did not violate restrictive rules imposed by the Blues association – could adversely impact competition.   The Court additionally found that the rules of the Blue Cross Blue Shield Association give rise to "an inherent conflict of interest" vis-a-vis the transaction.

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Efficiencies:  The district court rejected Anthem's principal defense:  that the anticompetitive effects of the transaction would be outweighed by efficiencies that would benefit consumers.  Judge Jackson noted in her opinion that Anthem had "not pointed the Court to a single litigated case in which the merging parties were successful in overcoming the government's case by presenting evidence of efficiencies."

Judge Jackson did not reach the government's other principal theories against the merger - including that the merger would unlawfully harm competition in 35 local markets and unlawfully harm providers.
2.	Why did Cigna not join Anthem to pursue an appeal of the district court's decision to enjoin the merger?
There are a number of reasons that Cigna did not join in Anthem's appeal:
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Anthem has repeatedly and willfully breached the merger agreement in a manner that:  (1) makes it highly unlikely that regulatory approval for the transaction will be obtained and (2) has harmed and will continue to harm Cigna's interest and those of its shareholders.

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Judge Jackson's decision to block the merger was based on numerous factual determinations – and does not decide certain of the government's arguments – all of which make a swift and successful appeal highly unlikely.  It's also worth noting that we are not aware of a recent example where the D.C. Circuit Court of Appeals has overturned an antitrust injunction against a merger.

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Because Judge Jackson enjoined the merger on the basis of the national account market, we do not believe that a credible remediation plan (i.e., divestiture package that would address the national account market issue) is possible.  As Joe Swedish, Anthem's  CEO reportedly stated at a Credit Suisse investor conference on November 8, 2016, an adverse ruling as to the national accounts phase of the trial would mean "game over – end of story…"

In light of the foregoing, Cigna has determined that there is no feasible path to ever completing the merger, let alone by April 30, 2017, and therefore it would be in the best interests of our clients, customers and shareholders to move forward with a sovereign growth strategy.

3.	Why is termination in the best interests of Cigna shareholders? Couldn't an extension of the agreement lead to a better outcome?
Anthem has not complied with the merger agreement.  As described above, there is no feasible path to ever completing the merger, as a result, extending the merger agreement is not only futile but it also exposes Cigna to additional harm from Anthem's breaches.
4.	How did Anthem breach the merger agreement and what are the "additional damages" for which Cigna is suing Anthem?
Cigna entered into the deal in order to create a combined company that would expand choice, improve affordability and quality, and further accelerate value-based care.   Not only was this good for the combined entity and the consumer, it was the only viable path to regulatory approval.  However, Anthem abandoned this agreed-upon plan and instead pursued a unilateral strategy that heavily favored the Blue Cross Blue Shield Association, members and rules over the transaction and its obligations under the merger agreement.  As a result, the path for regulatory approval of the transaction was fatally compromised and Cigna and its shareholders were harmed.
In pursuing this course, Anthem willfully violated a number of provisions in the Merger Agreement, including (but not limited to) its obligation to use its reasonable best efforts to secure regulatory approval for the transaction and its obligation to refrain from misappropriating Cigna's confidential information.
Under the merger agreement, Cigna is entitled to recover damages in excess of the reverse termination fee that the company and its shareholders have suffered as a result of Anthem's willful breaches.   The additional damages, exceeding $13 billion, include the lost premium value to Cigna's stockholders caused by Anthem's willful breaches of the merger agreement.

5.	Why is a lawsuit necessary to terminate the merger agreement? Why couldn't Cigna and Anthem agree on the next steps without a lawsuit?
There are fundamental disagreements between Cigna and Anthem with respect to the Merger Agreement that require a legal determination.
Anthem has sought to extend the termination date to April 30 – and to do so would require that it is fully compliant with the agreement.   As outlined in our complaint, we do not believe that Anthem has complied with the Merger Agreement and, therefore, has no right to extend the merger agreement.
Conversely, Anthem does not believe that Cigna has the right to terminate the Merger Agreement at any time, including on or after April 30.  We vigorously disagree with Anthem's position.
We reached out to Anthem to discuss our options and to try to resolve these issues without litigation, but were unsuccessful.  As a result, we initiated legal action to: (1) confirm that the merger agreement has been lawfully terminated; (2) collect our break-up fee; and (3) seek additional damages exceeding $13 billion that we believe we are owed as a result of Anthem's numerous breaches under the agreement.
We believe strongly in the merits of our case and hope that this matter is rapidly resolved.

6.	Did any of Cigna's actions put any of the break-up fee at risk?
Cigna has maintained full compliance with the merger agreement and has fully cooperated with Anthem throughout the process.  While Anthem led the regulatory approval process, Cigna committed its full support – which included work by hundreds of associates and hundreds of millions of dollars in expenditures.   Anthem itself has publicly acknowledged on multiple occasions that Cigna has been a helpful and cooperative partner.  At a May 2016 investor conference, for example, Anthem's General Counsel, Thomas Zielinski, stated that working with Cigna on the transaction "had been a very collaborative process and maybe more so than other transactions I have been involved with."  Mr. Swedish further declared that "the teams are working very, very well together" and that "we have been very collaborative."  Mr. Swedish also testified in open court that the parties had "work[ed] very well together," describing the cooperation as "inspirational."
The only contractual basis on which Anthem can seek to avoid paying the reverse termination fee after a termination is if the failure to obtain regulatory approval is caused by Cigna's "Willful Breach."
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Showing "Willful Breach" is a high bar to meet.  Anthem can seek to deprive Cigna of the reverse break fee only if it can show that Cigna committed a "material breach" with "actual knowledge" that its actions would constitute a material breach of the Merger Agreement.

•	Even if Anthem can meet that high standard, it also needs to show that the breach caused the deal not to be approved.
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Anthem has no grounds for establishing a "Willful Breach" by Cigna.  Cigna has satisfied all of its contractual obligations and is entitled to the entirety of the $1.85 reverse termination fee in accordance with the Merger Agreement, as well as the other damages discussed above.

7.	Are you subject to any restrictions related to the merger agreement while the litigation is pending?
We are not subject to any restrictions that would materially impede us from achieving our strategic priorities.
Cigna has a clear path forward to create value in the market place and we will continue to lead the healthcare industry in consumer engagement and in providing support to our customers through their diverse life and health stages.
Additionally, due to our focused value creation strategy and well performing businesses, we have amassed a significant amount of capital available for deployment and leverage capacity for future growth, innovation, and customer value creation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements in this document regarding the merger agreement and the transactions and litigation related thereto, future growth, business strategy, strategic or operational initiatives, and any other statements about the Company's future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You may identify forward-looking statements by the use of words such as "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "may," "should," "will" or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.
There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: ongoing litigation with respect to the ruling, including Anthem's appeal of the ruling; litigation with respect to the merger agreement; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the ruling or the result of the ongoing litigation; competitive responses to the ruling or the ongoing litigation; uncertainty as to litigation with respect to the termination of the merger agreement, the reverse termination fee, declaratory judgments with respect to the foregoing and/or contract and non-contract damages for claims filed against Anthem; the risk that a government entity or court of competent jurisdiction, in any litigation, arbitration or other forum, finds in any binding or non-binding decision that Cigna has not complied, in full or in part, with its obligations under the merger agreement or that Cigna is liable for any breach, willful or otherwise, of the merger agreement; uncertainty as to whether and, if so, when Anthem will pay the reverse termination fee; uncertainty as to litigation with respect to any suit initiated by Anthem against Cigna, including for damages with respect to the transactions contemplated in the merger agreement; competitive responses to the ruling; the inability to retain key personnel; our ability to achieve our financial, strategic and operational plans or initiatives; our ability to predict and manage medical costs and price effectively and develop and maintain good relationships with physicians, hospitals and other health care providers; the impact of modifications to our operations and processes, including those in our disability business; our ability to identify potential strategic acquisitions or transactions and realize the expected benefits of such transactions; the substantial level of government regulation over our business and the potential effects of new laws or regulations, or changes in existing laws or regulations; the outcome of litigation, regulatory audits, including the CMS review and sanctions, investigations and actions and/or guaranty fund assessments; uncertainties surrounding participation in government-sponsored programs such as Medicare; the effectiveness and security of our information technology and other business systems; and unfavorable industry, economic or political conditions, including foreign currency movements; any changes in general economic and/or industry specific conditions, as well as more specific risks and uncertainties. Such other risks and uncertainties are discussed in our most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available on the Investor Relations section of www.cigna.com You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Cigna undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.